Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-283556 and 333-283556-01

April 1, 2026

PUBLIC STORAGE OPERATING COMPANY

$500,000,000 5.000% Senior Notes due 2035

Final Term Sheet

Issuer:	Public Storage Operating Company

Guarantor:	Public Storage (PSA)

Security:	5.000% Senior Notes due 2035

Trade Date:	April 1, 2026

Settlement Date:	April 6, 2026 (T+2)

Aggregate Principal Amount:	$500,000,000

Maturity Date:	December 15, 2035

Coupon:	5.000% per annum

Benchmark Treasury:	4.125% due February 15, 2036

Benchmark Treasury Price / Yield:	98-17 / 4.309%

Spread to Benchmark Treasury:	T+ 80 basis points

Reoffer Yield:	5.109%

Price to Public:	99.182% of principal amount

Underwriting Discount:	0.45% of principal amount

Interest Payment Dates:	June 15 and December 15 of each year, commencing on June 15, 2026

Record Dates:	June 1 and December 1

Redemption Provision:	Make-whole call prior to September 15, 2035 (3 months prior to the maturity date of the Notes) based on U.S. Treasury +15 basis points or at par on or after September 15, 2035

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Goldman Sachs & Co. LLC Wells Fargo Securities, LLC PNC Capital Markets LLC

SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

Co-Managers:	Citigroup Global Markets Inc. Scotia Capital (USA) Inc.

ISIN Number:	US74464AAF84

CUSIP Number:	74464AAF8

The issuer has filed a registration statement (including a base prospectus) and prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the prospectus supplement related thereto if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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